Exhibit 23.2

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


The Board of Directors
Legend International Holdings, Inc.


We hereby consent to the inclusion in this Registration Statement on Form SB-2 for Legend International Holdings, Inc. of our report dated March 29, 2007, relating to the financial statements of Legend International Holdings, Inc. as of December 31, 2006, and the related statements of operations, stockholders' equity (deficit), and cash flows for the years ended December 31, 2006 and 2005 and for the cumulative period from January 5, 2001 (inception) through December 31, 2006, which appears in such Registration Statement. We also consent to the reference to our firm under the caption "Experts".




/s/ PKF
Certified Public Accountants
A Professional Corporation
New York, NY
July 31, 2007